Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated April 28, 2008 on LCC International, Inc. and Subsidiaries, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of LCC International Inc. on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statement of LCC International Inc. on Forms S-8 (No. 333-133970, effective on May 10, 2006, No. 333-97835, effective August 9, 2003, 333-40702, effective June 30, 2000, 333-86207, effective August 31, 1999 and No. 333-17803, effective December 13, 1996.)
/s/ Grant Thornton LLP
McLean, Virginia
April 28, 2008